Exhibit 99.1

Microbot Medical Launches Presence in the United Kingdom as Highly Accomplished Consultant Interventional Radiologist Professor Mark W. Little Joins its Scientific Advisory Board as Efforts to Commercialize the LIBERTY® Robotic System Continue to Accelerate

Internationally Recognized Academic Leader Awarded the National Institute for Health Research (NIHR) Research Rising Star Award, and Cardiovascular and Interventional Radiology (CVIR) Editors Medal

HINGHAM, Mass., March 16, 2023 – Microbot Medical Inc. (Nasdaq: MBOT), which is rapidly scaling up its internal capabilities with globally renowned members joining its Scientific Advisory Board (SAB), today announced that Professor Mark W. Little, BSc(hons), MSc (Distinction), MBBS (Distinction), DipIPEM, FHEA, FRCR, FCIRSE, has joined the SAB, becoming the first member from the United Kingdom. Professor Little is expected to work with other esteemed SAB members to advance the regulatory and commercialization plans for the LIBERTY Robotic System, the first single-use endovascular robotic system.

Professor Little is Consultant Interventional Radiologist & Radiology Research Lead working in Berkshire and London. After qualifying with distinction from medical school, he trained in medicine and surgery in Cambridge, before being awarded the highly regarded National Institute for Health Research (NIHR) Academic Clinical Fellowship (ACF) in Clinical Radiology at Oxford. Professor Little is a specialist in all aspects of interventional radiology, having completed the interventional radiology fellowship at Oxford resulting in a certificate of completion of training (CCT) in both clinical and interventional radiology.

“I recently participated in a study for the LIBERTY Robotic System, along with several other leading clinicians. I was extremely impressed with the system and its extensive possibilities,” commented Professor Little.

“Internally, we initially believed the LIBERTY Robotic System was going to be special and make an immediate impact on the endovascular procedural market upon regulatory clearance,” commented Eyal Morag, Chief Medical Officer. “The overwhelming positive response we have received from everyone that has used the system during the many feasibility studies supports our initial views, and the expansion of the SAB demonstrates that leading global key opinion leaders also recognize the uniqueness of the system and want to be involved in our success.”

Professor Little is research lead within the University Department of Radiology, Royal Berkshire NHS Foundation Trust, Reading, UK. He has an international reputation for his embolotherapy research, which he undertakes alongside his busy IR clinical practice. Professor Little is leading the first European studies investigating Genicular Artery Embolization (GAE) in the treatment of knee Osteoarthritis, and is UK CI for PROstate, an international study investigating long term outcomes of Prostate Artery Embolization PAE. Professor Little’s research group have recently gained grant funding to investigate the neuro-psychological factors correlating with failure to adhere to a day-case Uterine Artery Embolization UAE pathway. He was awarded the NIHR research rising star award 2018, and the Cardiovascular and Interventional Radiology (CVIR) Editors Medal 2022. He is a current specialist advisor on NICE’s Interventional Procedures Program and is on the editorial board for CVIR.

For a complete list and background on the members of the SAB, please use this link About - Microbot Medical

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY and the One & Done™ technologies, the outcome of its studies to evaluate LIBERTY, the One & Done™ technologies and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct regulatory studies which could adversely affect or delay such studies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754